UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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COACHMEN INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Coachmen Industries Shareholder:

This is to bring you up to date on developments that have led to the proposed sale of the Coachmen RV Group, briefly summarize that transaction (which is detailed in the proxy statement and 8k filing), and outline for you our vision of a restructured Coachmen Industries. While Coachmen has a 44 year legacy as an RV company, our future lies in housing, and specialty vehicles.

The Circumstances

As you are well aware, despite all the cost reductions and product retooling we have accomplished, our RV Group has continued to incur significant losses in 2008. In contrast, our Housing Group has been modestly profitable throughout the first three quarters of 2008, and will be profitable for the calendar year, in the midst of one of the worst housing slumps in our nation’s history. This contrast in the performance of these two groups is not a recent phenomenon. Over the decade 1998 through 2007, the Housing Group provided $72 million in cumulative net profits, while the RV Group posted $32 million in cumulative net losses.

There are many reasons for the performance of the RV Group with which you are all too familiar, so I will not detail them here. Problems became severe in 2005-2006 with the sidewall issues, and subsequently the entire RV industry has suffered blow after blow, beginning with soaring gasoline prices, followed by dropping consumer confidence, and ending with the eruption of the credit crisis that has engulfed the entire world’s economy. In recent months, several RV manufacturers shut their doors, and others sharply increased discounting to convert their finished goods to cash. This has made holding respectable product margins virtually impossible. Even selling product at any price has become challenging, as credit sources have either exited the industry or tightened their terms. It is an oversimplification, but when there is no credit, there are no RV sales.

Even though we have fulfilled every commitment we have made, executed to our plan, and reduced costs beyond our own expectations, we have continued to hemorrhage money in the RV business. Our balance sheet remains strong, but it is laden with assets that have become illiquid assets in this environment. Despite achieving positive cash flow from operations in the third quarter and again in October, and even though we are confident we have the right RV product line, we can foresee the possibility of a dire cash crunch unless things improve significantly for the RV industry in the near term. However, we do not see that happening. Dr. Curtin has again lowered his forecasts for industry sales in 2009. Accordingly, management has reached the conclusion to commit our resources where we have demonstrated that we can make money even under atrocious market conditions, the Housing Group. Further, our housing business is much less capital intensive than our RV business, improving our situation significantly as a result of that factor alone.

The Transaction

The proposed transaction with <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Forest River is good for everyone involved. It will transfer our RV business to one of the largest and most profitable RV companies, clearly in the best interests of our RV customers, our dealers and suppliers. It secures the continued employment of the large majority of our RV Group employees, and keeps the headquarters of a financially sound company in Indiana, certainly in the best interest of the communities where we operate.

But most importantly to this audience, it is without a doubt in the very best interests of our shareholders. The cash derived from this transaction will result in a restructured company that is financially sound and adequately capitalized, with the liabilities of the RV Group settled and its contingent liabilities minimized and encapsulated.

We did engage the respected investment bankers of Robert W. Baird & Co. Incorporated to assist us with this process, and their positive opinion will be included with the proxy statement, subject to the assumptions, limitations and qualifications contained in the opinion and as described in the proxy statement.. The transaction may be summarized as follows:

Forest River will acquire the real estate, fixed assets and equipment used in our traditional RV business located at Coachmen’s main Middlebury, Indiana manufacturing complex, the Viking manufacturing facility in Centreville, Michigan, and our Michiana Easy Livin’ Country RV dealership located in Elkhart, Indiana, at net book value, totaling $ 10.6 million dollars.

Forest River will acquire the Group’s finished goods, work in process, and raw material inventory as of the closing date according to agreed formulas. Based on October 31, 2008 numbers, the last completed month for which we have complete, if as yet unaudited figures, that would result in approximately $ 27 million dollars.

Forest River will pay for 100% of the Group’s accounts receivable, $4.4 million dollars, at October 31, subject to a repurchase obligation of uncollected amounts after 45 days.

This results in a gross estimated price of $ 42.2 million, cash at closing, or approximately $2.66 per share, at a time when shares have been trading for less than $1.

It is also extremely important to recognize that there are no financing contingencies to this transaction. Upon shareholder approval, it will close. This is extraordinarily important in today’s financial environment.

In addition, Forest River will offer employment to virtually all of the sales staff and production workers at these three locations, as well as many members of management, which relieves Coachmen of severance and other termination liabilities.

In addition, the transaction will result in the satisfaction of the liabilities of the RV Group. Approximately $18 million of balance sheet liabilities will be paid off as and when due in the normal course of business. An escrow account in the amount of $10 million will be established to satisfy contingent liabilities, an amount significantly more than current reserves based upon actual experience. This includes accrued RV warranty and contingent “dealer buyback” obligations, where we will receive significant assistance from Forest River that will reduce the ultimate cost to Coachmen.

Based on October 31, 2008 numbers, we estimate this transaction will result in approximately   $42.2 million in cash to Coachmen. This is more than five (5) times the market capitalization for the entire company the day before this transaction was announced! Our stock has been under tremendous short pressure the past several months, trading well below our September 30th book value of $6.63/share.  Immediately following this transaction, we estimate our book value will be in excess of $5.00/share., assuming conditions remain the same as October 31, 2008. After satisfaction of RV Group liabilities (including up to $10 million allocated to contingent liabilities), we estimate we will have a net infusion of approximately $21.3 million of new available working capital.

The surviving Coachmen Industries, Inc. will retain:

The entire profitable Housing Group.

The ARBOC Mobility bus joint venture, projected to provide tens of millions of sales in 2009, which will form the building block for a specialty vehicle business.

Two of our newest and best manufacturing plants, at the “North Complex” on 40 acres directly on the Indiana toll road (I80,90) at the Middlebury interchange, and the manufacturing and service facilities in Fitzgerald, Georgia, as well as the leaseholds in Chino, California and our parts warehouse in Elkhart.

The right to use the trademark “Coachmen” outside of the traditional RV business.

All of our properties currently held for sale, including but not limited to the old corporate headquarters in Elkhart, the housing manufacturing plant in Zanesville, Ohio, open farmland in Indiana and the developmental property in Pigeon Forge, Tennessee.

Cash, cash equivalents, receivables for sale of the Prodesign companies and RV paint facility, the much discussed life insurance policies with a face value exceeding $100 million, contingent recoveries from pending litigation, and $47.4 million in tax loss carry forwards.

The Future

This sale presents Coachmen Industries with a tremendous opportunity to grow and expand its profitable  systems-built housing business - a business that as mentioned, is much less capital intensive than the RV business. Management can be much more focused. All American is already one of the best known players in the systems built single family homes business, and a profitable supplier of barracks to the defense department. Mod-U-Kraf and All American will be able to more vigorously attack niches, including other military housing and student housing opportunities, and hotels. The restructured company will also leverage our extensive vehicle manufacturing know-how and assets by growing our incipient specialty vehicle business, which incidentally, is a similar “cash and carry” business to our housing business, and does not require floor-planned dealer inventory.

Even with our troubled RV business, we managed positive cash flow in the third quarter and again in October. After shedding those losses, we currently project that the restructured company should be immediately profitable in the first quarter of 2009. Sales of the ARBOC Mobility bus are just beginning to come to fruition, as we are just completing “Altoona testing”, a pre-requisite to sales in the public sector. Because of our vastly improved financial profile, assuming we close on the sale of the RV Group, our primary bank is working with us to resize and amend our credit facility to meet the needs of the restructured company.

Altogether, we believe we will once again be able to attract capital in the form of equity and/or long term debt. In turn, this will enable us to more rapidly grow our housing business through the geographic expansion we have intended but had to postpone for quite a long time and will also enhance our ability to win major project contracts in the South and Southwest by eliminating prohibitive freight costs; through expansion of our “Home Stores” - which have demonstrated our ability to capture more of the profit margin available in the complete home sale transaction; and, by becoming a consolidator in the modular housing space. The economic hard times and depressed housing markets have created opportunities in that space, of which until now we have been unable to take advantage of. We will also increase and intensify exploitation of  the advantages that we have created with over one million square feet of built Silver level LEEDs construction, the future-is-now home on exhibit at the Museum of Science and Industry, our newly introduced Solar Village “green” residential series, and our exclusive positions in several sustainable building processes and products. This transaction will enable us to more rapidly complete the repositioning of our systems built Housing Group as the recognized market leader in “green and wired” residential construction.

We will contain the liabilities and shed the continuous losses of a struggling RV business, and derive sufficient value from that business to emerge as an immediately profitable, adequately capitalized systems-built housing company, with an opportunity to attract more capital and become a consolidator in the modular building space, supported by a growing specialty vehicle business. Senior management unanimously recommends this sale of the RV Group to Forest River. After extensive review of all the alternatives, the Board of Directors unanimously approved the transaction. I strongly recommend approval of the sale of the assets of the Coachmen RV Group to Forest River, as just not prudent in this economic environment, but as a manifest opportunity to restructure to a simplified, better company that can do a better job for its shareholders.

Sincerely,

/s/ Richard M. Lavers

Shareholder

President, Chief Executive Officer and Director

Coachmen Industries, Inc.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

We plan to file with the United States Securities and Exchange Commission (“SEC”) and mail to our shareholders a proxy statement in connection with the proposed transaction. The proxy statement will contain important information about Coachmen and the sale of the RV business to Forest River. We urge our shareholders to read the proxy statement carefully when it is available.

Shareholders will be able to obtain free copies of the proxy statement (when it is available) and other documents filed with the SEC by Coachmen through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of the proxy statement (when it is available) from Coachmen by contacting Thomas P. Gehl Corporate Secretary and Director of Investor Relations at tgehl@coachmen.com.

Coachmen and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Coachmen’s directors and executive officers is contained in Coachmen’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated March 27, 2008, which are filed with the SEC. As of November 20, 2008, Coachmen’s directors and executive officers beneficially owned approximately 627,689 shares, or approximately 3.9 percent, of Coachmen’s common shares. A more complete description of the interests of Coachmen’s officers and directors will be available in the proxy statement.